Exhibit (h)(2)
AMENDED AND RESTATED
WIRING AGREEMENT
     THIS AGREEMENT is made as of January 25, 1994 (the “date of this Agreement”) by and among STATE STREET BANK AND TRUST COMPANY, a Massachusetts banking corporation (“State Street”), GOLDMAN, SACHS & CO., a New York limited partnership (“Goldman”), and THE NORTHERN TRUST COMPANY, an Illinois banking corporation (“Northern”).
     WHEREAS, State Street has been appointed custodian of the securities and cash of the open-end management investment companies (the “Companies”) registered under the Investment Company Act of 1940 that are listed on the attached Exhibit A which for purposes of identification includes each separate portfolio of the Companies that is subject to the terms of this Agreement (hereinafter referred to as the “Current Portfolios”);
     WHEREAS, State Street may be appointed custodian of the securities and cash of additional portfolios to be established by the Companies and the portfolios of other open-end management investment companies affiliated with Goldman, and one or more such additional portfolios may be made subject to the terms of this Agreement by the execution of a new Exhibit A by State Street, Goldman and Northern (the Current Portfolios and all additional portfolios that are made subject to the terms of this Agreement hereinafter are referred to collectively as the “Portfolios” and singularly as a “Portfolio”);
     WHEREAS, State Street desires Northern to act as its sub-custodian pursuant to each custodian agreement (the “Custodian Agreement”) that governs a Portfolio, and to perform the services hereinafter provided relating to maintaining the accounts referred to herein, the receipt and transmission of funds by Federal Reserve wire in connection with the purchase and redemption of shares or units (“units”) of a Portfolio and the distribution of dividends to shareholders or unitholders (“unitholders”) of a Portfolio;
     WHEREAS, Goldman is the investment adviser, administrator and/or distributor for each Portfolio and will be providing certain Instructions (as such term is defined in Articles 4 and 5 hereof) in such capacities to Northern and State Street in connection with such wires;
     WHEREAS, although Goldman will be giving Instructions to Northern and State Street pursuant to this Agreement, it is understood that Goldman shall be giving such Instructions to Northern and State Street in its capacities as investment adviser and distributor and that neither Northern nor State Street shall be deemed to be the agent of Goldman;
     WHEREAS, Northern is willing to perform the services referred to above upon the terms and conditions hereinafter stated; and
     WHEREAS, State Street, Northern and Goldman have previously entered into Wiring Agreements for certain Portfolios but now desire to terminate such agreements and replace each of them with this amended and restated Agreement that will apply to each Portfolio set forth on Exhibit A as amended from time to time;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:
     1.00 FUNDS RECEIVED IN PURCHASE OF UNITS.
     1.01 Transfer of Remittances Received in Collected Federal Funds to State Street. Northern will receive remittances in purchase of units of a Portfolio by Federal Reserve sire from existing and prospective unitholders of a Portfolio. Subject to the terms of Section 1.02, remittances for a Portfolio received by Northern in collected federal funds before the Closing Hour established by the Federal Reserve Bank of Chicago in accordance with Appendix A of its Operating Circular No.8, as revised from time to time, for acceptance of third party wire transfers (“Transfer Deadline”) on each “Business Day” (as such term is defined in Article 7 hereof) will be transferred periodically during such Business Day to State Street by Federal Reserve wire for crediting to a Portfolio’s custodial account pursuant to and in accordance with Instructions from Goldman. For purposes of this Agreement, transfers to State Street shall be deemed effected at such time as they are accepted by the Federal Reserve Bank of Chicago. Remittances received by Northern in collected federal funds on any Business Day that are not transferred to State Street by Federal Reserve wire on the same Business Day will be so transferred as early as practicable on the following Business Day upon Instructions from Goldman. Northern shall make available to Goldman by 9:00 a.m., Chicago time, on each Business Day information concerning the amount of any federal funds received by Northern on the preceding Business Day that were not transferred to State Street on such preceding Business Day, including the amount of any returned wires described in Section 1.06. The phrase “received by Northern”, or its equivalent, wherever appearing in this Agreement means received by Northern in Chicago unless otherwise indicated.
     1.02 Delayed Transfers. Remittances in purchase of units of a Portfolio which are being held pending transfer by Northern as described in Section 1.01 will be deposited in an account in the name of State Street as custodian for a Portfolio (the “Purchase Account”). If all of the funds in the Purchase Account which are received by Northern in collected federal funds not later than 15 minutes before the Transfer Deadline are not transferred to State Street on the same day such funds are received by Northern, Northern shall be penalized and shall be liable to State Street as custodian for a Portfolio for a penalty with respect to all or such portion of the funds that were not so transferred pending transfer of such funds to State Street. Such penalty shall be computed using the Federal Funds Rate Less Reserves (as defined in Section 7.07) applicable to each day of the period for which such penalty shall be payable as such Rate may change from day to day during such period (the “Penalty Amount”). Under the following circumstances, Northern may be penalized and may be liable to State Street as custodian for a Portfolio with respect to certain other remittances (including remittances returned by State Street as described in Section 1.06): (1) In the event remittances in the aggregate amount of less than $10,000,000 are received by Northern in collected federal funds during the period beginning 15 minutes before the Transfer Deadline and ending 15 minutes after the Transfer Deadline are not transferred to State Street on the same day such funds are received by Northern, Northern shall be penalized and shall be liable to State Street as custodian for a Portfolio for the Penalty Amount with respect to all or such portion of such aggregate amount that was not so transferred pending transfer of such funds to State Street; (2) In the event (a) remittances in the aggregate amount of $10,000,000 or more are received by Northern in collected federal funds later than 15 minutes before the Transfer

Deadline, or (b) remittances in any amount are received by Northern in collected federal funds later than 15 minutes after the Transfer Deadline, Northern shall be required to use only its best efforts to transfer the funds to State Street, and any penalty for Northern’s failure to transfer such funds to State Street on the same day the funds are received by Northern shall be limited to such amount, if any, as State Street, Goldman and Northern agree upon, and if they are unable to agree, as Northern determines, in its sole discretion, is reasonable and appropriate under the circumstances. Northern shall be responsible for the safekeeping of all funds held in the Purchase Account, and the amounts due State Street under this Section shall be transferred to State Street as soon as practicable upon receipt of Instructions from State Street.
     1.03 Advice to Goldman, Sachs & Co. Regarding Remittances. Periodically during each Business Day, Northern will make available to Goldman information concerning all remittances received on that same day or, at Goldman’s request only, on the immediately preceding Business Day. Computer-generated written advice of remittances will be provided to Goldman upon request on the next Business Day. Where such information is made available on the same day on which the transaction occurs, the information is subject to verification by Northern’s overnight balancing activities. Northern shall make available to Goldman the particulars of any changes made to such information as a consequence of such verification process at or before 9:00 a.m. Chicago time on the next Business Day.
     1.04 Handling of Remittances. In handling remittances for purchases of units of a Portfolio and in dispositions thereof, Northern will act solely as a sub-custodian for State Street and will observe normal and customary banking practices to such end. Except as provided in Section 1.02, Northern will suffer no liability to any person or party whatsoever in connection with handling such remittances and dispositions provided that it has performed its function with respect thereto without negligence or misconduct and in good faith, and shall in no event be liable other than as provided in Section 1.02 for failure to transfer funds in the correct amount by the time specified in this Article 1.
     1.05 Request For Instructions. Northern may, when in doubt as to the disposition of any remittance, ask Goldman for Instructions as to proper disposition thereof, and Goldman shall use its best efforts to promptly provide such Instructions.
     1.06 Returned Wires. Remittances wired by Northern to State Street which are returned to Northern will be held by Northern in the Purchase Account pending further Instructions from Goldman. Northern shall use its best efforts to promptly advise Goldman of the existence of any such returned funds.
     2.00 REDEMPTIONS AND CASH DIVIDENDS — REMITTANCE OF PROCEEDS.
     2.01 Redemption Advice. It is contemplated that unitholders of a Portfolio will request from time to time the redemption of all or a portion of their units and that certain of such unitholders will request the payment of dividends to them in cash rather than additional units of a Portfolio. The funds required for such redemptions or dividend payments will be remitted to each unitholder so requesting by Federal Reserve wire (unless unavailable) to such unitholder’s designated bank account by the Automated Clearing House (ACH) method or by check. Such redemptions and dividend payments will be governed by this Article.

     2.02 Processing of Redemption Requests and Cash Dividend Payments. Goldman will aggregate information concerning individual redemption requests advised to it and will provide Northern with Instructions concerning such requests periodically during each Business Day. In addition, Goldman will provide Northern with Instructions concerning the amount of cash dividends payable to unitholders of a Portfolio at such times during the year as provided in a Portfolio’s then current Prospectus and Statement of Additional Information. Northern shall presume that the redemption or dividend payments referred to in such Instructions are to be transmitted by Federal Reserve wire unless the Instructions expressly provide otherwise. The Instructions concerning redemption requests and cash dividends described above are hereinafter referred to collectively as “Wiring Instructions”. If Northern receives electronic Wiring Instructions (including an Approval with respect thereto, as such term is defined in Section 4.02) or telephonic Wiring Instructions from Goldman by 3:30 p.m., Chicago time (in the case of electronic Instructions), or 3:45 p.m., Chicago time (in the case of telephonic Instructions) on a given Business Day with respect to redemption requests and the corresponding funds from State Street by the time specified in Section 2.03, Northern shall transmit the funds referred to in such Instructions as early as practicable on such Day. If Northern receives electronic Wiring Instructions (including an Approval with respect thereto) or telephonic Wiring Instructions from Goldman by 9:00 a.m., Chicago time, on a given Business Day with respect to cash dividends and the corresponding funds from State Street by the time specified in Section 2.03, Northern shall transmit the funds referred to in such Instructions as early as practicable on such Day. For purposes of this Section 2.02, Northern shall be deemed to have received “the corresponding funds from State Street by the time specified in Section 2.03” if Northern receives Instructions pursuant to Section 2.06 to transfer such funds from the Purchase Account to the Disbursement Account (as such term is defined in Section 2.03) of a Portfolio by such time. If Northern receives Wiring Instructions (including, where applicable, an Approval with respect thereto) by the time specified herein on a given Business Day and the corresponding funds from State Street by the time specified in Section 2.03, but does not either transmit such funds in the correct amounts on such Day or, pursuant to Instructions from Goldman, transmit such funds to State Street, then Northern shall be penalized and shall be liable to the intended recipients of such funds for a penalty with respect to all or such portion of such funds that were not so transmitted from the date on which they should have been transmitted until the date they are transmitted or until the Instructions to transmit the funds have been withdrawn. Such penalty shall be computed using the Federal Funds Rate Less Reserves applicable to each day of the period for which such penalty shall be payable as such Rate may change from day to day during such period.
     2.03 Redemption and Dividend Funds. Not later than Northern’s receipt of Wiring Instructions, or within a reasonable time thereafter, Goldman will provide Instructions to State Street as to the amount of funds required to pay the redemptions and/or dividends stated in such Wiring Instructions. State Street will promptly thereafter transfer such amount of funds in collected federal funds by Federal Reserve wire to Northern for credit to the disbursement account at Northern in the name of State Street as custodian for a Portfolio (the “Disbursement Account”). If State Street receives Instructions by 2:00 p.m., Chicago time, on a given Business Day, State Street shall transfer the amount of funds specified in such Instructions by 3:30 p.m., Chicago time, on such Day. If State Street so timely receives Instructions but does not ether (i) transmit such amount of funds by such time or (ii) assuming there is such amount of funds in the Purchase Account, instruct Northern to transfer such amount of funds from the Purchase Account to the Disbursement Account of a Portfolio by such time, then State Street shall, except to the extent the Portfolio did not have adequate funds to be so transmitted or transferred, be liable (iii) in the case where State Street as custodian for a Portfolio borrows such funds pursuant to Section 2.07, to the Portfolio for compensation with respect to the amount of such borrowed funds from the date on which they were borrowed until the date on which they should have been repaid pursuant to Section 2.07 or (iv) in all other cases, to the intended recipients of such funds who do not receive them on such Business Day for compensation with respect to all or such portion of such funds that were not so transmitted from the date on which they should have been timely transmitted until the date they are transmitted or until the Instructions to transmit the funds have been withdrawn. Such compensation shall be computed using the Federal Funds Rate Less Reserves applicable to each day of the period for which such compensation shall be payable as such Rate may change from day to day during such period. Upon receipt of such funds by Northern in the Disbursement Account, Northern will promptly transfer the redemption or dividend amounts, as the case may be, by Federal Reserve wire or by the ACH method to the designated bank accounts of, or by check payable to the order of, the respective unitholders stated in the applicable Wiring Instructions. If Northern does not receive a sufficient amount of funds to pay all of the redemptions and/or dividends specified in the Wiring Instructions, it shall use its best efforts to promptly so inform Goldman and State Street.
     2.04 Handling Redemptions and Dividend Payments. In transmitting redemption or cash dividend funds pursuant to Wiring Instructions from Goldman, Northern will act solely as a sub-custodian for State Street and will observe normal and customary banking practices to such end. Except as provided in Section 2.02 and in this Section, Northern will suffer no liability to any person or party whatsoever in connection with such transfers provided that it has performed its function with respect thereto without negligence or misconduct and in good faith. In the event that Northern fails to transfer funds or transfers them in a less than correct amount by the time specified in this Article 2, and if collected federal funds and accurate Wiring Instructions were received by Northern by the time specified in this Article, Northern shall be penalized and shall be liable to the intended recipient of such funds for the penalty as described in Section 2.02 and Northern shall be responsible for the safekeeping of such funds, but Northern shall suffer no further liability under this Agreement (including but not limited to Sections 7.05 and 7.11), including consequential damages. In the event that Northern transfers funds pursuant to this Article 2 in a greater than correct amount or to an incorrect party, Northern shall be liable for the amount of such funds transferred in a greater than correct amount or to an incorrect party if Northern is unable to recover such funds by the next Business Day, but Northern shall suffer no further liability under this Agreement (including but not limited to Sections 7.05 and 7.11), including any consequential damages resulting from making such transfer.
     2.05 Late Transfers. In the event Northern or State Street does not transfer funds by the times specified in Sections 2.02 and 2.03, respectively, they shall transfer such funds as soon as practicable thereafter.
     2.06 Transfers from Purchase Account. In the event State Street does not transfer an amount of funds to Northern that is sufficient to complete the Wiring Instructions by the time provided in Section 2.03, Goldman may give Instructions to Northern or State Street may give Instructions (as such term is defined in Article 6 hereof) to Northern to transfer funds then credited to the Purchase Account to the Disbursement Account of a Portfolio. If neither

Goldman nor State Street gives Instructions to Northern to effect such transfer of funds to the Disbursement Account, then Northern is hereby directed to effect such transfer of funds then credited to the Purchase Account to the Disbursement Account of the Portfolio.
     2.07 Loans By Northern. In the event State Street does not transfer an amount of funds to Northern that is sufficient to complete the Wiring Instructions by the time provided in Section 2.03, upon Instructions from both Goldman and State Street, Northern shall have the option, but not the obligation, to lend to State Street as custodian for a Portfolio all or part of the funds that would be sufficient to complete such Wiring Instructions. The interest rate on the loan shall be the Federal Funds Rate Less Reserves and such interest shall accrue each day based on the principal amount of the loan outstanding. The accrued interest and principal amount of the loan shall be repaid to Northern on the next Business Day. State Street as custodian for a Portfolio (and not in an individual capacity) agrees to borrow such amounts on behalf of a Portfolio upon instructions from a Portfolio at the interest rate and other terms specified in this Section 2.07.
     2.08 Returned Funds. Redemption or dividend funds transmitted by Northern to the designated bank account of any unitholder which are returned to Northern will be held by Northern in the Disbursement Account for the Portfolio pending further Instructions from Goldman. Northern shall use its best efforts to promptly advise Goldman of the existence of any such returned funds.
     3.00 FEES.
     3.01 Fees to be Received by Northern. For the services performed by Northern s provided by this Agreement, State Street agrees to pay Northern such fees on a transaction basis at such times and in such manner as may from time to time be agreed upon by and between State Street and Northern. Such fees as currently in effect are set forth on Exhibit B.
     4.00 INSTRUCTIONS FROM GOLDMAN TO NORTHERN.
     4.01 Service Specifications. Instructions and the procedures followed by Northern and Goldman in connection with such instructions shall conform to the written service specifications (“Specifications”) as established between Northern and Goldman except to the extent that such Specifications are inconsistent with this Agreement.
     4.02 Electronic Instructions. Northern shall be deemed to have received instructions (“Instructions”) from Goldman upon receipt of electronic Instructions as described in this Section 4.02. Northern may assume that electronic Instructions received from Goldman are genuine electronic Instructions if received in accordance with the terms of this Agreement and the Specifications, including security identification sequences. Electronic Instructions shall be deemed to be received by Northern when the message to be sent has been entirely received and acknowledged in accordance with the Specifications. Goldman may issue additional electronic Instructions approving such Instructions as initially received. Such additional Instructions approving such Instructions as initially received are hereinafter referred to as the “Approval.” The Approval may be issued by Goldman either with respect to a single Instruction as initially received or as to a group of such Instructions. An electronic Instruction will not be executed by Northern until an Approval is received with respect to such Instruction.

     4.03 Telephonic Instructions. Northern shall be deemed to have received instructions (“Instructions”) from Goldman upon receipt of telephonic Instructions given by one or more persons who have been authorized pursuant to Section 4.06 by a general partner of Goldman to give the particular class of Instructions in question. Northern shall verify all telephonic Instructions by telephoning as soon as practicable a person that is so authorized to give such Instructions other than the authorized person who initiated such Instructions, except in the case of so-called “repetitive transfers” where the identity of the transferor and the identity and bank account of the transferee shall have been communicated to Northern in an Instruction given by one or more persons who have been authorized by a general partner of Goldman to give such class of Instructions. In cases where verification is required (i.e., those situations not involving such “repetitive transfers”) Northern shall not be deemed to have received a telephonic Instruction until such Instruction has been so verified.
     4.04 Written Instructions. Northern shall be deemed to have received instructions (“Instructions”) from Goldman upon receipt of written Instructions, provided that such written Instructions are signed by at least two of the persons who have been authorized pursuant to Section 4.06 by a general partner of Goldman to give the particular class of Instructions in question, and provided further that written Instructions will not be issued to effect a transfer of funds.
     4.05 Security. Northern will assign unique security information to Goldman and unique security information to each person who has been authorized pursuant to Section 4.06 by a general partner or an authorized employee (as such term is defined In such Section) of Goldman to give Instructions. Such security information shall be kept confidential by Northern and by Goldman. Without limiting the generality of the foregoing, such security information shill be disclosed by Northern only to the person authorized pursuant to Section 4.06 by a general partner or an authorized employee of Goldman to receive such security information and such security information shall be forwarded by Northern to such person in a sealed envelope marked “Confidential.” If Goldman gives a telephonic or written Instruction to Northern to delete specified security information assigned to a given person or persons, Northern will immediately delete such security information so such information is no longer able to be used for issuing Instructions and, upon receipt of authorization pursuant to Section 4.06, Northern will promptly issue new security information to the affected person or persons in accordance with the Specifications. Any such Telephonic Instruction will be confirmed by Goldman in writing within five Business Days. If such Instruction is not so confirmed, the validity of the Instruction shall not be affected and Northern shall use its best efforts to promptly request that such Instruction be so confirmed.
     4.06 Instructions Generally. All Instructions from Goldman to Northern shall conform to the procedures in general use by Northern, provided that (i) Northern shall have informed Goldman of such procedures in writing prior to the date of this Agreement; (ii) Northern shall inform Goldman in writing at least ten Business Days in advance of any changes in such procedures; and (iii) such procedures are not inconsistent with the terms of this Agreement. Different persons may be authorized by Goldman to give Instructions for different purposes, and Instructions may be general or specific in terms. Written advice signed by a general partner of Goldman may be received and accepted by Northern as conclusive evidence of the authority of an employee of Goldman (an “authorized employee”) to (iv) give Instructions of the class or classes so designated, (v) receive security information of the type or types so designated or (vi) advise Northern as to additional persons who are authorized to (A) give Instructions of the class or classes so designated or (B) receive security information of the type or types so designated. Written advice signed by an employee of Goldman given the authority described in clause (vi) of the preceding sentence may be received and accepted by Northern as conclusive evidence of the authority of any additional persons to (vii) give Instructions of the class or classes so designated or (viii) received security information of the type or types so designated. The written advice described in the two preceding sentences may be considered by Northern to be in full force and effect until receipt of written or telephonic Instructions to the contrary. Any such telephonic Instruction will be confirmed by Goldman in writing within five Business Days. If such Instruction is not so confirmed, the validity of the Instruction shall not be affected and Northern shall use its best efforts to promptly request that such Instruction be so confirmed.
     5.00 INSTRUCTIONS FROM GOLDMAN TO STATE STREET.
     5.01 Written Instructions. State Street shall be deemed to have received instructions (“Instructions”) from Goldman upon receipt of written instructions (including receipt by telecopier), provided that such Instructions are signed by at least two of the persons who have been authorized by a general partner of Goldman to give the particular class of Instructions in question.
     5.02 Telephonic Instructions. State Street shall be deemed to have received instructions (“Instructions”) from Goldman upon receipt of telephonic Instructions given by one or more persons who have been authorized by a general partner of Goldman to give the particular class of Instructions in question. Two or more of the persons designated by Goldman to give telephonic Instructions shall promptly confirm such telephonic Instructions in writing to State Street. If State Street receives an Instruction that it has reason to believe conflicts with another Instruction, it shall use its best efforts to seek clarification from Goldman and State Street shall halt such affected transaction to the extent possible if Goldman agrees to hold State Street harmless for any costs or liabilities incurred as a result of halting such transaction.
     5.03 Instructions Generally. Different employees of Goldman may be authorized by Goldman to give Instructions for different purposes, and Instructions may be general or specific in terms. Written advice signed by a general partner of Goldman may be received and accepted by State Street as conclusive evidence of the authority of any such persons to give Instructions and may be considered to be in full force and effect until receipt of written notice to the contrary.
     6.00 INSTRUCTIONS FROM STATE STREET TO NORTHERN.
     6.01 Written Instructions. Northern shall be deemed to have received instruction, (“Instructions”) from State Street upon receipt of written Instructions, provided that such Instructions are signed by at least two of the persons who have been authorized by an officer of State Street to give the particular class of Instructions in question, and provided further that written Instructions will not be issued to effect a transfer of funds.
     6.02 Instructions. Northern shall be deemed to have received instructions (“Instructions”) from State Street upon receipt of telephonic Instructions given by one or more persons who have been authorized by an officer of State Street to give the particular class of Instructions in question. Northern shall verify all telephonic Instructions by telephoning as soon as practicable a person that is so authorized to give such Instructions other than the authorized person who initiated such Instructions. In such case, Northern shall not be deemed to have received a telephonic Instruction until such Instruction has been so verified.
     6.03 Instructions Generally. All Instructions from State Street to Northern shall conform to the procedures in general use by Northern, provided that (i) Northern shall have informed State Street of such procedures in writing prior to the date of this Agreement; (ii) Northern shall inform State Street in writing at least ten Business Days in advance of any changes in such procedures; and (iii) such procedures are not inconsistent with the terms of this Agreement. Different persons may be authorized by State Street to give Instructions for different purposes, and Instructions may be general or specific in terms. Written advice signed by an officer of State Street may be received and accepted by Northern as conclusive evidence of the authority of any such persons to give Instructions and may be considered to be in full force and effect until receipt of written notice to the contrary.
     7.00 GENERAL PROVISIONS.
     7.01 Best Efforts. If a party to this Agreement does not receive funds or Instructions (including an Approval with respect thereto, where applicable) on a timely basis, it is nonetheless understood that such party shall use its best efforts to transfer the funds or make available information by the time of the applicable deadline or as soon thereafter as practicable. If Goldman has reason to believe that it may not be able to issue Instructions on a timely basis, it will use its best efforts to alert Northern or State Street, as applicable, concerning this inability.
     7.02 Remedies Cumulative. Except where expressly provided to the contrary in this Agreement, all remedies herein specified are cumulative and additional to all remedies provided by applicable law.
     7.03 Duration and Termination. Any party hereto may terminate this Agreement at any time provided that (i) such termination does not become effective until on or after the first anniversary of the date of this Agreement and (ii) written notice of such termination is given at least 120 days before the effective date of such termination. Prior to the first anniversary of the date of this Agreement, if another party (iii) has breached its representations and warranties under this Agreement, (iv) has been given written notice of such breach and (v) is not in compliance with its representations and warranties under this Agreement within 30 days after receipt of such notice, then the party giving such notice may terminate this Agreement effective 30 days after the giving of written notice to such effect to the other parties hereto. Notwithstanding the foregoing, State Street may at any time terminate this Agreement if it no longer serves as custodian for a Portfolio, and Goldman may at any time terminate this Agreement if it no longer serves as both investment adviser and distributor for a Portfolio provided that written notice of termination is given by the terminating party to the other parties hereto as soon as possible after it is determined that such party will no longer so serve a Portfolio, such termination to become effective as of the date on which such party will no longer so serve a Portfolio. Any written notice given pursuant to this Section 7.03 shall be by first class mail directed to the addresses provided in Section 7.04. Upon the commencement of the liquidation of, receivership for, or filing of any voluntary or involuntary petition in bankruptcy or similar insolvency proceeding with respect to, any other party hereto, then in any such event, any party hereto may terminate this Agreement immediately effective upon the giving of written notice to such effect in the manner provided in the preceding sentence to all of the other parties hereto at the addresses specified in Section 7.04 below. No termination of this Agreement as provided in this Section will affect the rights or remedies of the parties hereto with respect to any conduct, event or occurrence taking place prior to the time such termination become’ effective.
     7.04 Addresses. All written Instructions, notices and other communications shall be addressed as follows or to such other address as a party may hereafter specify:
(a)	If to Northern:
The Northern Trust Company
50 South LaSalle Street
Chicago, Illinois 60675
Attention: Electronic Banking Services Division,
Division Head or Unit Manager, C-4S
(b)	If to State Street:
State Street Bank and Trust Company
Mutual Fund Services
P.O. Box 1713
Boston, Massachusetts 02105
Attention: Kate Donelin
(c)	If to Goldman:
Goldman
Funds Group
4900 Sears Tower
Chicago, Illinois 60606
Attention: Nancy L. Mucker
     7.05 Representations and Warranties. Goldman and State Street each represents and warrants that all functions to be performed by each of them, respectively, in this Agreement are fully authorized by the agreements governing the functions of each of them as investment adviser and distributor, on the one hand, and as custodian, on the other hand, for a Portfolio. Northern represents and warrants that it has, and agrees to maintain, sufficient systems and equipment in good working order and capable of performing its obligations under this Agreement. Each of State Street and Northern represents and warrants that it has the corporate authority, and each of Goldman, State Street and Northern represents and warrants that it has the authority under the relevant organizational documents, to enter into this Agreement and to perform its obligations hereunder, including but not limited to the authority to borrow as provided in Section 2.07.
     7.06 “Business Day”. The term “Business Day” as used in this Agreement refers to those days when all of Goldman, State Street, Northern and the Federal Reserve Bank of New

York are open for business, which is Monday through Fridays except for holidays on which one or more of such organizations is closed.
     7.07 “Federal Funds Rate Less Reserves.” The term “Federal Funds Rate Less Reserves” for a given day shall mean the effective federal funds rate for such day as determined by the Federal Reserve Bank of New York and published in H.15 Federal Reserve Statistical Release — Selected Interest Rates multiplied by the difference between 1 and the reserve requirement as defined and set by the Federal Reserve Board for transaction accounts and expressed in decimal form for such day applicable to the bank paying a penalty or compensation, whichever the case may be, pursuant to this Agreement. For example, if such effective federal funds rate for a given day is 5.00%, and the percentage reserve requirement for such day applicable to the bank paying a penalty or compensation, whichever the case may be, pursuant to this Agreement is 0.12, the applicable Federal Funds Rate Less Reserves is 5.00% times (1 — 0.12), which equals 5.00% times .88, which equals 4.40%. The numbers used in computing the Federal Funds Rate Less Reserves shall be expressed out to, and the Federal Funds Rate Less Reserves shall be computed out to, four decimal places.
     7.08 Amendments. This Agreement may be amended at any time upon the written consent and approval of all of the parties hereto.
     7.09 Captions. The captions employed with respect to Articles and sections in this Agreement are for convenient reference solely and will not affect the construction or interpretation hereof.
     7.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.
     7.11 Third Party Beneficiaries. It is understood and agreed that the entities referred to as the “intended recipients of such funds” in Sections 2.02, 2.03 and 2.04 shall be third party beneficiaries of this Agreement and that they shall be entitled to enforce the obligation of Northern (in the case of Sections 2.02 and 2.04) or State Street (in the case of Section 2.03), as applicable, to pay the penalty or compensation, whichever the case may be, referred to in such Sections.
     7.12 Exclusivity. State Street agrees that, during the term of this Agreement, it shall not appoint an agent or another sub-custodian to perform the duties Northern is assuming hereunder concerning the receipt and transmission of funds by Federal Reserve wire in connection with the purchase and redemption of units of a Portfolio and the distribution of dividends to unitholders of a Portfolio. State Street further agrees that, during the term of this Agreement, it will not perform such duties itself except where individual circumstances warrant on a case-by-case basis in order to effectively serve the interests of a Portfolio or its unitholders.
     7.13 Governing Law. The laws of the State of Illinois shall govern the construction and interpretation hereof.
     7.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.15 Termination of Prior Agreements. State Street, Goldman and Northern hereby terminate all Wiring Agreements heretofore executed by and among them.
     7.16 Indemnification of Northern. Northern shall be indemnified and held harmless by State Street for any action taken by Northern in carrying out the terms and provisions of this Agreement if done in good faith and without negligence or misconduct on Northern’s part and if done in accordance with normal and customary banking practices, provided that: (i) Northern shall not be entitled to be indemnified or held harmless to the extent Northern is liable to the intended recipients of funds pursuant to Section 2.02 or 2.04 hereof; (ii) Northern will use all reasonable care to identify and notify State Street and the Portfolio promptly concerning any situation which presents, or appears likely to present, the probability of a claim for indemnification against State Street under this Section; and (iii) in any case in which State Street may be asked to so indemnify and hold harmless Northern, State Street and the Portfolio shall have been fully and promptly advised of all pertinent facts known to Northern concerning the situation in question. State Street or the Portfolio, using counsel of its choice, shall have the option to defend Northern in any claims, actions, suits or other proceedings which may b a subject of a claim for indemnification against State Street under this Section and both State Street and the Portfolio shall be given timely notice by Northern to permit exercise of that option as early as possible with respect to such proceedings. In the event State Street or the Portfolio elects to defend Northern, State Street or the Portfolio will so notify Northern, and thereupon State Street or the Portfolio shall take over complete defense of the proceeding, and thereafter Northern shall incur no further legal or other expenses for which it shall be entitled to be indemnified and held harmless by State Street. Northern shall not confess any claim or make any compromise in any case in which State Street will be asked to indemnify and hold harmless Northern, except with State Street’s and the Portfolio’s prior written consent. It is understood that the Portfolio has agreed to indemnify and hold harmless State Street for any amount that it pays to Northern in accordance with this Section, provided certain terms and conditions are met. Notwithstanding anything herein to the contrary, this Section shall not confer the right upon Northern to be indemnified or held harmless with respect to any claims, actions, suits or other proceedings made or brought by State Street (including claims under Sections 1.02 and 1.04 hereof), Goldman or a Portfolio.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Wendy M. LaBonte
NAME:	Wendy M. LaBonte
TITLE:	V.P.

GOLDMAN, SACHS & CO.

By:	/s/ Alan A. Shuch

NAME:
General Partner

THE NORTHERN TRUST COMPANY

By: /s/ Peggy O’Leary

NAME:	Peggy O’Leary
TITLE:	Second Vice President

EXHIBIT A
Goldman Sachs — Institutional Liquid Assets
Treasury Obligations Portfolio
Treasury Instruments Portfolio
Federal Portfolio
Government Portfolio
Prime Obligations Portfolio
Money Market Portfolio
Tax-Exempt Diversified Portfolio
Tax-Exempt California Portfolio
Tax-Exempt New York Portfolio
Centerland Fund
Short-Term U.S. Treasury Portfolio
Short-Term Diversified Assets Portfolio
Short-Term Tax-Exempt Portfolio
Short-Term Tax-Exempt Diversified Portfolio
Centerland Kleinwort Benson International Equity Portfolio
Paragon Portfolio
Paragon Treasury Money Market Fund
Paragon Short-Term Government Fund
Paragon Intermediate-Term Bond Fund
Paragon Louisiana Tax-Free Fund
Paragon Value Growth Fund
Paragon Value Equity Income Fund
Paragon Gulf South Growth Fund
Trust For Credit Unions
Money Market Portfolio
Government Securities Portfolio
Mortgage Securities Portfolio
Target Maturity Portfolio (1996)
Financial Square Trust
Treasury Obligations Fund
Prime Obligations Fund
Government Fund
Goldman Sachs Trust
GS Short Duration Tax-Free Fund
GS Short-Term Government Agency Fund
GS Adjustable Rate Government Agency Fund
GS Government Agency Portfolio (for Banks)

EXHIBIT B
FEES

The Northern Trust Company
Chicago
GOLDMAN SACHS
Automated Wire Transfer Services

Service	Unit		Fee
Outgoing Wire Transfer

Cashline Repetitive	Transfer		2.25
Automated Debit	Transfer		1.50
Highspeed Confirmation	Transfer		.25

		TOTAL	$4.00

Cashline Nonrepetitive	Transfer		2.25
Automated Debit	Transfer		1.50
Highspeed Confirmation	Transfer		.25

		TOTAL	$4.00

Cashline Internal	Transfer		2.25
Automatic Debit	Transfer		1.50
Highspeed Confirmation	Transfer		.25

		TOTAL	$4.00

Cashline Nonrepetitive/Hatch	Transfer		2.25
Automated Debit	Transfer		1.50
Highspeed Confirmation	Transfer		.25

		TOTAL	$4.00

* Cashline Model Storage	.25/Model

Incoming Wire Transfer

Incoming Transfer	Transfer		2.25
Automatic Credit	Transfer		1.50
Highspeed Confirmation	Transfer		.25

		TOTAL	$4.00

The Northern Trust Company
Chicago
ADDITIONAL CASH MANAGEMENT SERVICE FEES

Service	Unit		Fee
Manual Wire Transfer (Telephone, Written Requests)

Manual Repetitive	Transfer		13.50
Automatic Debit	Transfer		1.50
Highspeed Confirmation	Transfer		.25

		TOTAL	$15.25

Manual Nonrepetitive	Transfer		20.50
Automatic Debit	Transfer		1.50
Highspeed Confirmation	Transfer		.25

		TOTAL	$22.25

Internal Transfer Debit	Transfer		4.00
Automatic Debit	Transfer		1.50
Highspeed Confirmation	Transfer		.25

		TOTAL	$5.75

Internal Transfer Debit	Transfer		4.00
Automatic Credit	Transfer		1.50
Highspeed Notification	Transfer		.25

		TOTAL	$5.75

Cashline Information Reporting

Timeshare Notif. — Previous Day	Notif.		$4.00
Timeshare Line — Previous Day	Line		.50
Detail Base Charge	Month		45.00